Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Second Quarter 2008 Conference Call
August 7, 2008
10 am Central
Introductory Comments – Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the second quarter of 2008. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and David Kimichik, chief financial officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on August 6, 2008, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction – Monty Bennett
Good morning and thank you for joining us.
As we have all seen by now from published industry reports, major brands and several of our peers, the lodging industry is experiencing its challenges. There has been quite a bit of commentary on the outlook for the balance of the year. We are in agreement with the general direction of these collective forecasts, but we believe there are several mitigating factors in our favor that will come into play. For this call, we will discuss how our portfolio performed in the 2nd Quarter, our liquidity, our dividend, and what steps we are taking to respond to this environment.

For our portfolio, we reported a proforma RevPAR increase of 2.0% for the hotels not under renovation and a 95 basis point improvement in operating margin. Our RevPAR yield index for the quarter increased from 116.0% to 119.6% for the hotels not under renovation and from 115.6% to 117.6% for all hotels.
Overall, ADR improved 2.6% and occupancy declined 134 basis points. The combined cash flow benefits of our select service portfolio, which accounts for approximately one third of our annual EBITDA, and the mezzanine loan portfolio have contributed to a smoothing effect on our operating performance.
AFFO per diluted share for the quarter was 41 cents. CAD per diluted share was 33 cents, which resulted in a dividend coverage ratio of 156% and an AFFO dividend coverage ratio of 194% for the quarter. Through the first half of the year our CAD dividend coverage was 130%.
We look at liquidity from two different vantage points: from an ongoing, operating perspective and from a balance sheet, or capital perspective. On the operating side, our source of cash includes hotel operations and lending income while the uses of cash include overhead, debt service, and our dividend payout. For the past four quarters, our operating cash flow, or CAD, exceeded our dividend payout by approximately $17M. We do not have much of an inclination to pay a dividend that exceeds our operating cash flow. Unless there’s a dramatic downturn in hotel industry fundamentals, we plan on following our guidance of paying a dividend of 21 cents per share per quarter. In December of this year, we expect to once again provide dividend guidance for the upcoming year.
Regarding balance sheet liquidity, our major uses of cash include investments in new opportunities, share buybacks, capex expenditure above reserves, and debt paydowns upon maturity. We have no debt maturities coming due in 2008, only $30M due in 2009, and only $75M due in 2010. We have dialed back our ROI projects and seek to sell those properties with high capex needs. We will deploy capital in new investments and buy back shares only when we believe our other potential cash needs are safely covered.
Sources of balance sheet liquidity include additional debt and asset sales. We seek to lower our 2007 year ending net debt to gross assets ratio of 61.5% to 60% by the end of this year. As such, additional debt is used to payoff or paydown other existing debt. We continue to market approximately $2 billion of assets with the goal of selling $600M to $1 billion of assets this year. So far, we’ve sold over $300M dollars worth. The hotel transaction market is quite thin and very choppy. We still believe however that there is a better than average chance that we will meet the $600M — $1 billion goal by year end.
Put differently, we remain focused on our two-pronged strategy. The first objective is to access capital mainly through asset sales and then redeploy those proceeds into one of three major opportunities — mezzanine lending, share buybacks, and debt reduction. We continue to find buyers for certain assets in our portfolio that are no longer strategic to us due to market concentrations or capital expenditure requirements. In addition, select buyers continue to find our assets attractive due to the low coupon and long term maturity debt in place that may be assumed subject to lender approval. As market conditions change, we are flexible with redeployment opportunities to maximize shareholder value. For example, mezzanine lending and share repurchase currently offer the greatest opportunities for shareholder accretion.

The second strategy is enhancing our cash flow through aggressive management of all costs and revenue streams with the ultimate goal of improving our dividend coverage. Our cost containment contingency plans are in full effect throughout the portfolio, and we continue to lock up long-term, lower-cost contracts wherever possible to reduce fixed operating costs. Our asset managers are aggressively working the hotel operators to maximize the impact of our contingency plans. They continue to seek ways to grow top line performance in a more competitive market environment. The net impact of these cash flow strategies in conjunction with our financial engineering to reduce interest expense has resulted in solid CAD dividend coverage through the first half of the year.
I noted earlier that we are in general agreement with the softening trends presented in published forecasts on the lodging industry. However, we do not see the order of magnitude drop in RevPAR forecasts that some have predicted. With economic headwinds and increased travel costs, we acknowledge the impact but just not to the same degree. A key reason is the lack of new hotel room supply overhang that existed in prior economic downturns. Supply has been coming in at an elevated pace, but already we are seeing month over month numbers starting to reflect a decelerating pace due to high construction costs and low availability for construction loans. It is worth pointing out that one industry analyst’s thorough review of the new supply pipeline identified that Ashford would be the least impacted among the lodging REIT peers from new hotel room supply competition.
We are executing our strategy exactly as we said we would from the beginning. Namely we are responding appropriately to market conditions to enhance the safety and security of our dividend in a challenging environment, while remaining aggressive with the select opportunities the market is providing to redeploy capital that offer significant rewards with manageable risk.
To speak in greater detail about our 2nd quarter results, I’d now like to turn the call over to David Kimichik to take you through the numbers.
Financial Review – David Kimichik
Good Morning.
For the second quarter we reported a net loss to common shareholders of $33,522,000, Adjusted EBITDA of $101,173,000 and AFFO of $57,198,000 or 41 cents per diluted share.
At quarter end, Ashford had total assets of $4.2 billion including $163 million of cash. We had $2.5 billion of mortgage debt with a blended average interest rate of 4.99%, leaving net debt to total gross assets at 58.7%. Including the $1.8 billion interest rate swap, 91% of our debt is now floating.
For the quarter the swap allowed us to save $2.6 million in interest costs. Since the length of the swap does not match the term of the swapped fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter. These are non-cash entries that will affect our Net Income but will be added back for purposes of calculating our AFFO and CAD.

At quarter end, our portfolio consisted of 105 hotels in continuing operations containing 23,758 rooms plus two hotels listed as held for sale. These hotels have subsequently been sold.
At quarter end we owned a position in 11 mezzanine loans with total principal outstanding of $136 million with an average annual un-leveraged yield of 12.7%. Two of the mezz investments are held in a joint venture with Prudential and are recorded in the unconsolidated joint venture line on our financials.
For the quarter, proforma RevPAR for all hotels was up 0.9% as compared to second quarter ’07. For the hotels not under renovation, which is all but 8 hotels, the proforma RevPAR was up 2.0%, driven by a 2.3% increase in ADR and a 18-basis point decrease in occupancy.
Proforma hotel operating profit for the entire portfolio was up by $1.6 million or 1.6% for the quarter. For the 97 hotels not under renovation, proforma hotel operating profit increased 4.8%. Our proforma hotel operating profit margin improved 95 basis points for the hotels not under renovation and improved 33 basis points for all hotels.
We ended the quarter with 119.7 million common shares outstanding, 7.4 million Series B convertible preferred shares outstanding and 14.4 million OP units issued for a total share count of 141.6 million. We have completed a total of $23 million in buybacks since inception of our program and have approximately $27 million left under our current authorization.
For the second quarter, we reported CAD of $46,162,000 or 33 cents per diluted share and announced and paid a dividend of 21 cents per share.
I’d now like to turn it over to Doug to discuss our capital allocation strategies.
Investment Highlights – Douglas Kessler
Thanks, David.
The execution of our capital allocation strategy was right on track in the second quarter. We recycled capital through asset sales, generated internal growth, reinvested in mezzanine loans and eliminated our remaining debt maturity in 2008. Subsequent to the end of the quarter, we refinanced $95M of our debt maturities due in 2009, leaving only $30M remaining. As the more bearish market perceptions on lodging stocks started to gain momentum over the past quarter, we implemented more of a “wait and see” approach to our share repurchase strategy. While we strongly believe there is a price to NAV disconnect in this sector, we still want to be opportunistic with respect to share repurchase to maximize shareholder value.
We sold three hotels in the quarter – the Hyatt Dulles Airport, the Hyatt Montreal and the Hilton Dallas Lincoln Centre bringing our total sold year to date through June to $289 million. These three asset sales sold for $208 million, a combined price of $146,000 per key, a TTM NOI cap rate of 6.8% and an 11.7x trailing 12-month EBITDA multiple. Subsequent to the quarter end, we completed the sale of the Radisson Hotel in Rockland, Massachusetts and the Sheraton

Milford, in Milford, Massachusetts. These two hotel sales traded for a combined $20.9 million, or $70,000 per key, a 5.1% TTM cap rate and a 17.5x TTM EBITDA multiple.
Despite market commentary about the inability to execute trades, the lack of buyers, and the absence of debt funding — we are making significant progress. Midway through the year, we are more than halfway to our targeted level of at least $600 million in asset sales.
As we have mentioned before, our strategy is to recycle the capital from these sales into share repurchase, mezz lending, debt paydown or capex with no particular priority given to one over the other except that we will look at each investment opportunity for the maximum return available at that time. At the current time, with mezz yields expanding and our share price at historical lows offering current dividend yields in excess of 20%, we remain optimistic that we can opportunistically redeploy our capital.
Regarding our balance sheet, we continue to make progress on eliminating any near term debt maturities. During the quarter, we refinanced our only remaining debt maturity for 2008, a $73.1 million loan with MetLife that was secured by the Hilton Tucson El Conquistador and the Hilton Dallas Lincoln Centre. The loan was paid down by $20 million to $53 million and the maturity was extended to 2011. With the sale of the Lincoln Centre asset later in the quarter, the loan was further paid down by $33.7 million. Subsequent to the end of the 2nd Quarter, we refinanced our major debt maturity in 2009.  We closed a loan with Aareal Bank on the Capital Hilton and Hilton Torrey Pines, two assets held in a joint venture with Hilton.  The loan amounted to $160 million at 275 basis points over LIBOR, and provided a three year term with two one-year extensions.  The proceeds were used to repay the existing $127.2 million loan – including our allocated portion of $95M - with the excess funds to be applied to future renovations at both properties.  We hope to eliminate all 2009 maturities by the end of 2008.
In July, we invested $98 million to acquire a mezzanine loan that had a face value of $164 million. The loan was part of a $400 million mezzanine tranche in the $7.4 billion of financing secured by the 681-hotel Extended Stay portfolio. Our loan is positioned in the capital stack at 75% to 80% of loan to cost with a debt service coverage ratio of 1.6x. The yield to maturity we quoted was 23.9% based on the maturity of next June and the three one-year extension options. The very attractive yield will increase further should it be paid off before maturity. We noted last quarter that most of the current opportunities in the mezzanine market were acquisitions of existing paper on the books of lenders looking to sell at a discount. This loan purchase was a great example of the opportunities available today on quality assets with good coverage. We expect to continue allocating capital to mezzanine lending in the second half of the year.
Regarding capital expenditures, during the first half of the year, we invested $77 million, a substantial portion of which was related to the complete renovation and five-star repositioning of our One Ocean property in Florida, the former Sea Turtle Inn. The expenditures we are committing to are either required by the brands or projects we deem to be absolutely necessary.
In closing, I would add that we continue to see the benefits from our diversified strategy. As Monty mentioned earlier, this diversification has kept us from being overloaded in one segment or region as well as given us the flexibility to consider multiple investment options. With a solid base of asset sales expected as a source of proceeds, we are optimistic the second half of the year will offer considerable opportunities to deploy capital on multiple fronts.

That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending – Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.